                                                                                            Exhibit 5.02 & 8.01

                                                                                    March 12, 2004

Entergy New Orleans, Inc.
c/o Entergy Services, Inc.
639 Loyola Avenue

New Orleans, LA 70113

Ladies and Gentlemen:

We are acting as counsel to Entergy New Orleans, Inc., a Louisiana corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $30,000,000 in aggregate principal amount of the Company's First Mortgage Bonds, 3.875% Series due August 1, 2008 (the "3.875% Series Bonds") and $70,000,000 in aggregate principal amount of the Company's First Mortgage Bonds, 5.25% Series due August 1, 2013 (the "5.25% Series Bonds") (the 3.875% Series Bonds and the 5.25% Series Bonds collectively referred to herein as the "New Bonds"), each to be issued in one or more new series, and the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust, dated as May 1, 1987, as heretofore supplemented and modified and as proposed to be further supplemented, under which the New Bonds are to be issued, in connection with an offer by the Company to issue the 3.875% Series Bonds and the 5.25% Series Bonds in exchange for its First Mortgage Bonds, 3.875% Series due August 1, 2008 and its First Mortgage Bonds, 5.25% Series due August 1, 2013, respectively, which are currently outstanding in the same respective aggregate principal amounts, all as described in the Registration Statement.

Subject to the qualifications hereinafter expressed, we are of the opinion that the New Bonds, when issued and delivered as contemplated in the Registration Statement, will be legally issued and will be binding obligations of the Company.

We are further of the opinion that the information contained in the Registration Statement under the caption "Material United States Federal Income Tax Consequences" constitutes an accurate description, in general terms, of the indicated federal income tax consequences to holders of the New Bonds of the exchange offer contemplated in the Registration Statement.

We are members of the New York Bar and this opinion is limited to the laws of the States of New York and Louisiana and the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of Louisiana, we have relied the opinion of Mark G. Otts, Esq., Senior Counsel - Corporate and Securities of Entergy Services, Inc., which is being filed as Exhibit 5.01 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibits 5.02 and 8.01 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                                                    Very truly yours,

                                                                                    /s/ Thelen Reid & Priest LLP
                                                                                    THELEN REID & PRIEST LLP